Exhibit 99.1
Aqua America, Inc.
Employees 401(k) Savings Plan and Trust
Financial Report
December 31, 2007

Aqua America, Inc. Employees 401(k) Savings Plan and Trust

December 31, 2007 and 2006

Report of Independent Registered Public Accounting Firm
To the Administrators
Aqua America, Inc. Employees 401(k) Savings Plan and Trust
We have audited the accompanying statements of net assets available for benefits of the Aqua America, Inc. Employees 401(k) Savings Plan and Trust as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As more fully discussed in Note 7, effective January 1, 2008, the Plan was merged into the Aqua America, Inc. 401(k) Plan (formerly known as the Aqua America, Inc. 401 (k) and Profit Sharing Plan).
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Aqua America, Inc. Employees 401(k) Savings Plan and Trust as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary schedules of assets (held at end of year) as of December 31, 2007 and reportable transactions for the year ended December 31, 2007, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplementary schedules are the responsibility of the Plan’s management. The supplementary schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ BEARD MILLER COMPANY LLP
Beard Miller Company LLP
Reading, Pennsylvania
June 26, 2008

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Statements of Net Assets Available for Benefits
December 31, 2007 and 2006

	2007	2006
Assets

Investments at fair value	$45,182,384	$46,797,369

Employer contributions receivable	11,751	13,006
Participants’ contributions receivable	30,044	55,752

Net assets reflecting all investments at fair value	45,224,179	46,866,127

Adjustment from fair value to contract value for fully benefit-responsive investment contract	58,912	61,408

Net Assets Available for Benefits	$45,283,091	$46,927,535

See notes to financial statements.

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2007 and 2006

	2007	2006

Investment Income
Interest and Dividends	$1,912,964	$1,389,355
Net depreciation in fair value of investments	(496,470)	(4,174,109)

Total Investment Income (Loss)	1,416,494	(2,784,754)

Contributions
Employer	256,357	289,218
Participants	1,484,808	1,628,912

Total Contributions	1,741,165	1,918,130

Plan Transfer to Aqua America, Inc. 401(k) and Profit Sharing Plan	(8,564)	—

Benefits Paid to Participants	(4,791,689)	(2,148,801)

Administrative Expenses	(1,850)	(2,400)

Net Decrease in Net Assets Available for Benefits	(1,644,444)	(3,017,825)

Net Assets Available for Benefits — Beginning of Year	46,927,535	49,945,360

Net Assets Available for Benefits — End of Year	$45,283,091	$46,927,535

See notes to financial statements.

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Notes to Financial Statements
December 31, 2007 and 2006
Note 1 — Description of Plan
The following description of the Aqua America, Inc. Employees 401(k) Savings Plan and Trust (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.
General
The Plan is a defined contribution plan covering substantially all non-bargaining unit employees with hire dates prior to April 1, 2003 of Aqua Illinois, Inc., Aqua Ohio, Inc., Aqua New Jersey, Inc., Aqua Maine, Inc., employees of certain divisions of Aqua Pennsylvania, Inc. and some employees of other subsidiaries of Aqua America, Inc. All participating employers are referred to herein as the “Company”. Employees became eligible to participate on January 1 of the year following the date on which his or her employment commenced. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Employees covered under collective bargaining agreements are permitted to participate in the Plan if the collective bargaining agreement provides for participation.
Contributions
Participants may elect to contribute from 1% to 25% of their pretax compensation pursuant to a salary deferral election, up to a maximum of $15,500 in 2007 and $15,000 in 2006, which are partially matched by the employer. Participants may also contribute from 1% to 10% of their after-tax compensation, which is not matched by the Company. Additionally, participants who are age 50 or who will attain age 50 prior to the end of the plan year may make an additional deferral contribution (“Catch-Up”), provided the participant made the maximum amount of deferral contributions permitted under the Plan. The maximum amount of allowable catch-up contribution for 2007 and 2006 is $5,000. Participants may also make transfers or suspend their contributions at any time, and may contribute amounts representing distributions from other qualified defined benefit or contribution plans (“Rollover”). In any Plan year, a participant’s aggregate contributions to the Plan (salary deferral amounts plus after-tax voluntary contributions) may not exceed 35% of such participant’s compensation for the applicable Plan year.
The Plan provides for the Company to contribute an amount equal to 40% of the pretax employee contribution up to $1,040 for each participant. The Company’s contributions consist of common stock in Aqua America, Inc.
Participants’ Accounts
Each participant’s account is credited with the participant’s contribution and allocations of the Company’s contribution and Plan earnings. Allocations are based on participant contributions or account balances, as defined by the Plan document.

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Notes to Financial Statements
December 31, 2007 and 2006
Note 1 — Description of Plan (Continued)
Vesting
Each participant will always be 100% vested in all employee and Company contributions.
Common Stock Fund
Matching contributions may be made in cash or invested in Aqua America, Inc. common stock. Participants have an opportunity to elect that any dividends with respect to Aqua America, Inc. common stock held be paid in cash rather than being allocated to their account to be invested in additional shares of Aqua America, Inc. common stock.
Investment Options
Participants can direct, at the time they enroll in the Plan, that their salary deferral and voluntary contributions be invested entirely in one of the funds offered by the Plan or divided among the funds. Subject to compliance with applicable state and federal securities laws, the Plan also permits participants to acquire an interest in Aqua America, Inc. common stock. Participants may change their investment instructions and reinvest their contributions in a different fund or funds at any time.
Payment of Benefits
Upon retirement, disability, or death, distributions will be paid as soon as administratively possible in a lump sum or as an annuity. Upon termination of service other than by retirement, disability, or death, a participant receives a lump sum payment if the total of their employer matching contribution accounts did not exceed $1,000. If the account balances exceeded $1,000, the assets are generally held in a trust until the participant’s normal or early retirement date.
Withdrawals will be made in cash or shares of Aqua America, Inc. stock, to the extent permitted by law. Under certain circumstances, a participant may withdraw all or a portion of the employee contributions while still employed.
Loans Due from Participants
Participants may borrow funds from their account balance equal to the lesser of $50,000 or 50% of their vested account balance for a period not to exceed five years unless the loan is used to purchase the participant’s principal residence. Repayment is made through payroll deductions. All new loans are issued at an interest rate of prime plus 1%.
Plan Amendment or Termination
Although the Company does not intend to terminate the Plan, it may do so at its discretion, subject to the provisions of ERISA. All interests of the participants would be distributed to them as determined in accordance with applicable provisions of the Internal Revenue Code.

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Notes to Financial Statements
December 31, 2007 and 2006
Note 2 — Summary of Significant Accounting Policies
A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:
Basis of Accounting
The accompanying financial statements have been prepared using the accrual basis.
As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the ”FSP”), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes on Net Assets Available for Benefits is prepared on a contract value basis.
Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan’s management to use estimates and assumptions that affect the accompanying financial statements and disclosures. Actual results could differ from these estimates.
Administration
The Plan is administered by a committee (the “Committee”) consisting of three or more individuals selected by and who may be removed at any time by the Board of Directors of Aqua America, Inc. The Committee members may be employees of Aqua America, Inc. and may be participants in the Plan. The Committee members receive no compensation from the Plan for their services in such capacity. The Committee has extensive administrative powers in connection with the Plan, including authority to interpret the provisions of the Plan, to adopt rules for its administration and to make other decisions with respect to the Plan.
The plan trustee invests funds as directed by the participants. The principal duties of the trustees are to receive all contributions paid to the Plan and to make investments and pay benefits.
Substantially all of the administrative expenses of the Plan are paid by the Company.

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Notes to Financial Statements
December 31, 2007 and 2006
Note 2 — Summary of Significant Accounting Policies (Continued)
Investment Valuation
The Plan’s investments are stated at fair value. Investments in registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year end. Common/collective trust funds are valued at unit value, which represents the fair value of the underlying assets. The fair value of the underlying assets which are deemed fully benefit-responsive investment contracts is calculated by discounting the related cash flows based on current yields of similar investments with comparable durations. Aqua America, Inc. stock is valued at its quoted market price. Loans to participants are valued at their outstanding balances, which approximates fair value.
Investments of the Plan are exposed to various risks, such as interest rate, market, and credit. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the statement of net assets available for benefits.
Dividend income is recorded on the ex-dividend date and interest income is recorded when earned. Realized gains and losses on the sale of the Aqua America, Inc. stock are based on average cost of the securities sold. Purchases and sales are recorded on a trade date basis.
Investment Fees
Net investment returns reflect certain fees paid by the investment advisors, transfer agents, and others as further described in each fund prospectus or other published documents. These fees are deducted prior to allocation of the Plan’s investment activity and thus are not separately identifiable as an expense.
Payments of Benefits
Benefits are recorded when paid.
New Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Standards (“SFAS”) No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement applies when other statements require or permit the fair value measurement of assets and liabilities. This statement does not expand the use of fair value measurement. In February 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157” (FSP 157-2). FSP 157-2 delays the effective date of SFAS No. 157 for certain non-financial assets and liabilities to fiscal years beginning after November 15, 2008. The Plan adopted SFAS No. 157 as required on January 1, 2008 for all financial assets and liabilities, and this statement did not have a material impact on the Plan’s financial statements except for expanded disclosures.

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Notes to Financial Statements
December 31, 2007 and 2006
Note 3 — Investments
The following table presents the fair value of investments:

Investments	2007		2006

Investments at fair value, by reference to quoted market prices:

Registered investment companies:
American Century Balanced Fund	$3,564,172	*	$3,726,412	*
American Century Select Fund	—		7,247,518	*
American Century Value Fund	2,023,938		2,409,407	*
American Century Vista Fund	3,412,031	*	1,848,310
JP Morgan Intrepid Growth Fund	7,023,912	*	—
Other registered investment companies	6,576,768		4,098,583

Total Registered Investment Companies	22,600,821		19,330,230

Stock:
Aqua America, Inc. Common Stock	17,473,317	*	23,135,720	*

Total Investments at Fair Value, by Reference to Quoted Market Prices	40,074,138		42,465,950

Investments at fair value:
Common/Collective Funds
American Century Stable Asset Fund	—		3,267,739	*, **
JP Morgan Stable Asset Income Fund	4,122,153	*, **	—

Total Investments at Fair Value	4,122,153		3,267,739

Investments at estimated fair value:
Loans due from participants	986,093		1,063,680

Total Investments at Estimated Fair Value	986,093		1,063,680

Total Investments	$45,182,384		$46,797,369

*	Investment represents 5% or more of the Plan’s net assets available for benefits in the respective plan year.

**	Contract value of $4,181,065 and $3,329,147 for 2007 and 2006, respectively.

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Notes to Financial Statements
December 31, 2007 and 2006
Note 3 — Investments (Continued)
The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value during the years ended December 31, 2007 and 2006 as follows:

	2007	2006

Common stock	$(1,305,396)	$(4,168,655)
Common collective fund	168,540	—
Registered investment companies	640,386	(5,454)

Total	$(496,470)	$(4,174,109)

Note 4 — Nonparticipant-Directed Investments
Information about the net assets available for benefits as of December 31, 2007 and 2006 and the significant components of the changes in net assets relating to the nonparticipant-directed investments for the years ended December 31, 2007 and 2006 is as follows:

	2007	2006

Net assets:
Aqua America, Inc. common stock	$13,211,770	$17,225,432
Employer contribution receivable	11,751	13,006

	$13,223,521	$17,238,438

Changes in net assets:
Contributions	$256,358	$289,218
Interest and dividends	318,848	336,410
Net depreciation	(993,866)	(3,532,764)
Interfund transfers	(2,031,833)	—
Benefits paid to participants	(1,564,424)	(825,296)

Total	$(4,014,917)	$(3,732,432)

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Notes to Financial Statements
December 31, 2007 and 2006
Note 5 — Related Party and Party-in-Interest Transactions
Certain Plan investments are shares of registered investment companies managed by J.P. Morgan Retirement Plan Services and American Century Investments, a related party of J. P. Morgan. J.P. Morgan Retirement Plan Services is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Investment management fees paid to J.P. Morgan and American Century Investments for the years ended December 31, 2007 and 2006 were $91,550 and $75,132, respectively.
Employer matching contributions are invested in common stock of the Plan Sponsor. Participants may also elect to invest in Plan Sponsor common stock. These transactions qualify as related party and party-in-interest transactions. Total purchases at market value related to the stock for 2007 and 2006 were $2,866,952 and $1,942,422, respectively. Total sales at market value related to the stock for 2007 and 2006 were $7,223,959 and $1,872,526, respectively.
Note 6 — Tax Status
The Internal Revenue Service issued its latest determination letter dated October 8, 2003, which stated that the Plan and related trust, as amended, qualified under applicable provisions of the Internal Revenue Code (IRC) and, therefore, are exempt from federal income taxes. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan’s counsel believe that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.
Note 7 — Subsequent Event
Effective January 1, 2008, the Plan, along with the Aqua America, Inc. Thrift Plan and the Personal Savings Plan for Local 473 Employees of the Philadelphia Suburban Division of Aqua Pennsylvania, Inc. , plans sponsored by Aqua America, Inc. or its subsidiaries, were merged into the Aqua America, Inc. 401(k) and Profit Sharing Plan, and the name of the Plan was changed to the Aqua America, Inc. 401(k) Plan. Until on or about June 2, 2008, multiple Trust Funds were maintained under the Aqua America, Inc. 401(k) Plan; on or about June 2, 2008, such Trust Funds were merged resulting in one Trust Fund under the Aqua America, Inc. 401(k) Plan with T. Rowe Price Trust Company appointed as Trustee. On or about June 2, 2008 the Aqua America, Inc. 401(k) Plan changed to a single service provider for the Plan, T. Rowe Price.

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Notes to Financial Statements
December 31, 2007 and 2006
Note 8 — Reconciliation to Form 5500
The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2007 to Form 5500:

2007

Net assets available for benefits per the financial statements	$45,283,091

Transfer of net assets available for benefits to the Aqua America, Inc. 401(k) Plan *	(45,283,091)

Net assets available for benefits per Form 5500	$—

The following is a reconciliation of investments at fair value per the financial statements at December 31, 2006 to Form 5500:

2006

Investments in common/collective fund at fair value per the financial statements	$3,267,739

Adjustment from fair value to contract value for fully benefit-responsive investment contract	61,408

Investments in common/collective fund at contract value per Form 5500	$3,329,147

*	As described in Note 7 — Subsequent Event, the Plan merged with the Aqua America, Inc. 401(k) Plan on January 1, 2008. The effect of the merger was reported on a pro forma basis on Form 5500 as of December 31, 2007. As a result, the transfer of assets from the Plan to the Aqua America, Inc. 401(k) Plan has been reported on Form 5500 as if the merger occurred on
December 31, 2007.

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Schedule of Assets (Held at End of Year)
Form 5500 — Schedule H — Line 4i
EIN: 23-1702594
PN: 003
December 31, 2007

Current
(a)	Identity of Issue (b)	Description of Investment (c)	Cost (d)	Value (e)

	None	None	$—	$—
As described in Note 7 — Subsequent Event of the Aqua America, Inc. Employees 401(k) Savings Plan and Trust financial statements, the Plan merged with the Aqua America, Inc. 401(k) Plan on January 1, 2008. The effect of the merger was reported on a pro forma basis on Form 5500 as of December 31, 2007. As a result, as of December 31, 2007, the Plan’s assets have been reported on the Form 5500 of the Aqua America, Inc. 401(k) Plan and not on the above schedule of the Plan.

Aqua America, Inc. Employees 401(k) Savings Plan and Trust
Schedule of Reportable Transactions
Form 5500 — Schedule H — Line 4j
EIN: 23-1702594
PN: 003
Year Ended December 31, 2007

					Current Value
					of Asset on
		Purchase	Selling		Transaction
Identity of Party Involved (a)	Description of Asset (b)	Price (c)	Price (d)	Cost (g)	Date (h)	Net Gain (i)

Aqua America, Inc. *	Common Stock	$2,866,952	$—	$2,866,952	$2,866,952	$—
Aqua America, Inc. *	Common Stock		7,223,959	4,417,691	7,223,959	2,806,268

*	Represents a party-in-interest to the Plan